EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                INVESTOR RELATIONS CONTACT:
                                                     Hayden Communications, Inc.
                                                     MATTHEW HAYDEN
                                                     Tel: 858-456-4533
                                                     matt@haydenir.com
                                                     www.haydenir.com



     TAG-IT PACIFIC, INC. ANNOUNCES PROFITABILE SECOND QUARTER 2004 RESULTS

Highlights:
         o        Company returns to profitability
         o Sales decrease 28 percent compared to Q2 2003, but increase 47 percent sequentially compared to the first quarter
         o Continued progress on customer diversification results in 22% increase in new business

Los Angeles, CA. August 11, 2004 --Tag-It Pacific, Inc. (AMEX: TAG), a full service outsourced trim management department for manufacturers of fashion apparel, today announced financial results for its second quarter and six month period ended June 30, 2004.

For the quarter, net sales were $14.9 million, a 28 percent decrease compared to $20.7 million for the same quarter last year, but a 47 percent increase sequentially compared to the first quarter. Costs of goods sold for the 2004 second quarter were $11 million, compared to $15.3 million in the year ago period. Gross profit for this quarter was $3.9 million compared to $5.5 million in the year ago period, yielding gross margins of approximately 26 percent in each respective quarter. Selling expense was $702,482, a 43.6 percent decrease from the $1.2 million reported in the second quarter last year. General and Administrative expenses decreased to $2.79 million compared to $2.94 million for the second quarter of last year. Interest expense decreased to $144,000 compared to $343,000 for the second quarter of last year. The Company reported net income to common shareholders of $170,319, or $0.01 per share, compared to $701,564, or $0.07 per share, for the second quarter of 2003. The Company completed the second quarter with 18,779,239 fully diluted shares outstanding compared to 10,737,427 as of the end of the second quarter last year.

Approximately  $8.9  million in sales  related  to the  Company's  Managed  Trim
Solution(TM) TrimNet were generated from Tlaxcala, Mexico during the second quarter of 2003. During the fourth quarter of 2003, management implemented a plan to restructure certain business operations, including the reduction of its reliance on Tarrant Apparel Group and Azteca Production. This plan was accelerated when Tarrant unexpectedly exited its Mexico operations. The Company's response to this situation resulted in the replacement of 22 percent of the lost revenue, despite the unanticipated decline in revenues from the Tarrant Apparel Group. Revenues from these customers decreased from 43 percent of the total reported in the second quarter of 2003 to 3.9 percent during the second quarter of this year. The increase in new business substantially offset the unanticipated decrease and validates the success of the Company's diversification strategy.

Colin Dyne, Chief Executive Officer of Tag-It Pacific, commented, "We made continued progress in our transition strategy during the second quarter, increasing sales by more than 45 percent compared to the first quarter and decreasing operating expenses across the board. Recent orders from Levi's and others has helped to diversify our customer base - a key strategy during this transition period - and we continue to see broad based market acceptance of our Oracle-based ERP system, TRIMNET(TM). We are no longer reliant on a single customer for the majority of our sales and we continue to replace a significant portion of our revenues with multiple new customers. In summary, we continue to make noticeable progress towards diversifying our customer base and replacing sales previously made to Tarrant Apparel Group by focusing our resources on the three core growth vehicles embedded in our business."


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For the six month period,  the Company  reported  revenues of $25.1  million,  a decrease of 28.5 percent from the $35.1 million reported in the first six months of 2003. Cost of good sold for the first six months of 2004 was $18.2 million compared to $25.3 million in the year ago period, yielding gross profit of $6.9 million and $9.8 million for the respective periods. Gross margins were 27.4 percent compared to 27.8 percent in 2003. Selling expense was $1.47 million, a
28.9 percent decrease from the $2.08 million reported in the six month period last year. General and Administrative expenses were $5.65 million compared to $5.64 million for the first six months of last year. Interest expense decreased to $331,000 compared to $664,000 for the six months of last year. The Company reported a net loss to common shareholders of $412,215, or $(0.02) per share, compared to net income to common shareholders of $1.02 million, or $0.10 per share, for the first six months of 2003. Fully diluted shares outstanding for the six-month period were 16,491,684 compared to 10,169,168 for the six month period last year.

Recent Highlights include:
         o On July 28, Tag-It announced it extended its two-year relationship with Levi Strauss & Co. for the use of its patented TekFit(TM) stretch waistband technology in the Dockers(R) product line. The two-year agreement will extend the relationship from this November through November of 2006 and is estimated to yield approximately $35 to $40 million in revenue during the two years.
         o As previously disclosed on May 13, Tag-It signed a contract with a large manufacturer of private-label jeans in Mexico and Central America. Tag-It will provide all of the trim needs for a single large manufacturing location, which is expected to add $6-8 million in revenues for the coming 12 months. The Company expects to expand its offerings to additional manufacturing facilities owned and operating by this customer.
         o In June, Tag-it announced the addition of Zipper Industry Veteran, Derik Kim, who helped develop and successfully launch the Company's International Franchise strategy.
         o Tag-it initiated a relationship with a major Women's Retailer with over 1,000 stores to develop and implement a new marketing initiative, including a full line of products offered through TRIMNET.

Tag-It's TRIMNET system, a state-of-the-art, Internet-based trim management system that includes product development, online catalogs, trim bill-of-materials and order management, continued to gain wide market acceptance. The Company continues to see considerable growth in its activities in Asia relating to TRIMNET.

Mr. Dyne concluded, "Talon will become increasingly important to our growth in the coming years. Zippers are an essential component of our TRIM NET solutions and give us a competitive advantage over others who try to replicate this strategy. The zipper industry worldwide is approximately $1.6 billion -- with only one dominate player -- and we believe our strategy of international expansion through franchise relationships will not only allow the Company to gain market share, but do so at minimal cost and risk. We expect to report revenues from this initiative in the fourth quarter of this year and see this division become a significant contributor in 2005."

The Company completed the quarter with $5.4 million in cash and cash equivalents

ABOUT TAG-IT PACIFIC, INC. - Tag-It specializes in the distribution of a full range of trim items to manufacturers of fashion apparel, specialty retailers and mass merchandiser. Tag-It acts as a full service outsourced trim management department for manufacturers of fashion apparel such as Abercrombie & Fitch, Kentucky Apparel and Azteca Production International. Tag-it also serves as a specified supplier of trim items to specific brands, brand licensees and retailers, including Levi Strauss & Co., Abercrombie & Fitch, Express, The Limited, Miller's Outpost and Lerner, among others. In addition, Tag-It distributes zippers under its TALON brand name to manufacturers for apparel brands and retailers such as Levi Strauss & Co., Wal-Mart, JC Penny and Tropical Sportswear, among others. In 2002, Tag-It created a new division under the TEKFIT brand name. This division develops and sells apparel components that utilize the patented Pro-Fit technology, including a stretch waistband. These products are marketed to the same customers targeted by our MANAGED TRIM SOLUTION and TALON zipper divisions.

FORWARD LOOKING STATEMENTS:
With the exception of the historical information, this press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this press release include the benefits of our new TRIMNET system, and the successful expansion of our zipper business. Factors which could cause actual results to differ materially from these forward-looking statements include an unfavorable outcome in


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


our litigation with Pro-Fit  Holdings  relating to our stretch  waistbands,  the unanticipated loss of one or more major customers, economic conditions, the availability and cost of financing, the risk of a softening of customer acceptance of the Company's products, risks of introduction by competitors of trim management systems with similar or better functionality than our Managed Trim Solution, pricing pressures and other competitive factors, potential fluctuations in quarterly operating results, our management of potential growth and the risks of expansion into new business areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 TABLES ATTACHED


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




                              TAG-IT PACIFIC, INC.
                          Selected Balance Sheet Items
                             (all numbers in $000's)
                                                             June 30,   December
                                                               2004     31, 2003
                                                             -------     -------

Cash ...................................................     $ 5,353     $14,443

Accounts Receivable ....................................     $25,884     $19,253

Inventories ............................................     $19,004     $17,097

Total Current Assets ...................................     $54,245     $55,726

Total Assets ...........................................     $66,409     $67,770

Line of Credit .........................................     $ 5,935     $ 7,096

Accounts Payable and Accrued Expenses ..................     $ 9,395     $ 9,552

Total Current Liabilities ..............................     $18,551     $19,260

Total Liabilities ......................................     $19,344     $21,312

Convertible Redeemable preferred stock Series C ........     $  --       $ 2,895

Total Stockholders' Equity .............................     $47,065     $43,564

Total  Liabilities and Equity ..........................     $66,409     $67,770


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


                              TAG-IT PACIFIC, INC.

                      Consolidated Statements of Operations
                     (all numbers (excluding EPS) in $000's)


                                    Three Months Ended        Six Months Ended
                                          June 30,                June 30,
                                    -------------------    --------------------
                                      2004       2003        2004        2003
                                    --------   --------    --------    --------

Net sales ......................... $ 14,923   $ 20,732    $ 25,083    $ 35,090

Cost of goods sold ................   11,031     15,267      18,199      25,326
                                    --------   --------    --------    --------
   Gross profit ...................    3,892      5,465       6,884       9,764

Selling expenses ..................      703      1,246       1,475       2,075

General and administrative
   expenses .......................    2,791      2,940       5,648       5,638
                                    --------   --------    --------    --------
   Total operating expenses .......    3,494      4,186       7,123       7,713
                                    --------   --------    --------    --------

Income (loss) from operations .....      398      1,279        (239)      2,051

Interest expense, net .............      144        343         331         664
                                    --------   --------    --------    --------
Income (loss) before income taxes .      254        936        (570)      1,387

Provision (benefit) for income
   taxes ..........................       84        187        (188)        277
                                    --------   --------    --------    --------
Net income (loss) ................. $    170   $    749    $   (382)   $  1,110
                                    ========   ========    ========    ========
Less:  Preferred stock dividends ..     --          (47)        (30)        (94)
                                    --------   --------    --------    --------
Net income (loss) to common
   shareholders ................... $    170   $    702    $   (412)   $  1,016
                                    ========   ========    ========    ========
Basic earnings (loss) per share ... $   0.01   $   0.07    $  (0.02)   $   0.10
                                    ========   ========    ========    ========
Diluted earnings (loss) per share . $   0.01   $   0.07    $  (0.02)   $   0.10
                                    ========   ========    ========    ========

Weighted average number of common
   shares outstanding:
   Basic ..........................   18,062     10,209      16,492       9,818
                                    ========   ========    ========    ========
   Diluted ........................   18,779     10,737      16,492      10,169
                                    ========   ========    ========    ========


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